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                                                                   EXHIBIT 23.5



The Board of Directors
Lincare Holdings Inc.:

We consent to incorporation by reference in the registration statement (No. 33-55202) on Form S-8, the registration statement (No. 33-59566) on Form S-8 and the registration statement (No. 33906-02) on Form S-8 of Lincare Holdings Inc. of our report dated January 19, 1996, relating to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Lincare Holdings Inc.


                                        KPMG PEAT MARWICK LLP




St. Petersburg, Florida
March 28, 1996


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